Exhibit 12

[    ] 2015

The Stratton Funds, Inc.

[ADDRESS]

Sterling Capital Funds

[ADDRESS]

Re:	Agreement and Plan of Reorganization by and among the Stratton Funds, Inc., the
Stratton	Mid Cap Value Fund, Inc., the Stratton Real Estate Fund, Inc., the
Sterling	Capital Funds, and Sterling Capital Management, LLC, dated [ ], 2015
(the “Reorganization	Agreement”)

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of transactions contemplated in the Reorganization Agreement.

Background

The Stratton Funds, Inc. (“SFI”) is a Delaware corporation and issues shares of common stock representing an interest in the Stratton Small-Cap Value Fund (the “Small-Cap Fund”). The Stratton Mid Cap Value Fund, Inc. (“SMCFI”) is a Delaware corporation and issues shares of common stock representing an interest in the Stratton Mid Cap Value Fund, Inc. (the “Mid Cap Fund”). The Stratton Real Estate Fund, Inc. (“SREFI”) is a Delaware corporation and issues shares of common stock representing an interest in the Stratton Real Estate Fund (the “Real Estate Fund” and, together with the Small-Cap Fund and the Mid Cap Fund, the “Predecessor Funds”, and each individually, a “Predecessor Fund”). The Sterling Capital Funds (“SCF”) is a Massachusetts business trust and issues a separately designated series of shares of beneficial interest representing an interest in each of Sterling Capital Stratton Small Cap Value Fund Institutional Shares, Sterling Capital Stratton Mid Cap Value Fund Institutional Shares, and Sterling Capital Stratton Real Estate Fund Institutional Shares (each a “Successor Fund”, and together the “Successor Funds”). SFI, SMCFI, SREFI and SCF are open-end investment management companies registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. The Successor Funds are newly formed and have no existing shareholders or assets.

On this date, each Predecessor Fund will transfer all of its assets and liabilities to the applicable Successor Fund in exchange for shares in such Successor Fund. The Predecessor Fund will then distribute the Successor Fund shares to the holders of such Predecessor Fund shares in exchange for those Predecessor Fund shares, in

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liquidation of the Predecessor Fund, and the existence of such Predecessor Fund will be terminated. All of the above steps will constitute the “Transaction.” After this date, each Successor Fund will continue the investment operations of the applicable Predecessor Fund.

For purposes of this opinion, we have relied on certain written representations of officers of SFI, SMCFI, SREFI and SCF, copies of which are attached hereto, and have assumed those representations to be true. We have also assumed that the Reorganization Agreement has been duly authorized by the parties and approved by the shareholders of each Predecessor Fund, and the appropriate documents have been filed with the appropriate government agencies.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

Conclusions

Based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations currently in effect, current published administrative positions of the Internal Revenue Service, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement/Prospectus dated [ ], 2015 (the “Proxy-Prospectus”), and the Reorganization Agreement), and subject to the limitations set forth below, it is our opinion that, for Federal income tax purposes:

(1)	the Transaction will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each Predecessor Fund and each Successor Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	no Predecessor Fund will recognize any gain or loss (a) upon the transfer of its assets to the applicable Successor Fund in exchange for such Successor Fund shares and the assumption of the liabilities of the Predecessor Fund or (b) upon the distribution of the Successor Fund shares to the shareholders of the applicable Predecessor Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

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(3)	no Successor Fund will recognize any gain or loss upon the receipt of the assets of an applicable Predecessor Fund in exchange for the Successor Fund shares and the assumption of the liabilities of such Predecessor Fund;

(4)	the tax basis in the hands of a Successor Fund of each asset of an applicable Predecessor Fund transferred to such Successor Fund in the Transaction will be the same as the basis of that asset in the hands of the applicable Predecessor Fund immediately before the transfer, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Predecessor Fund on the transfer;

(5)	the holding period of each asset of a Predecessor Fund in the hands of the applicable Successor Fund, other than assets with respect to which gain or loss is required to be recognized, will include the period during which that asset was held by the applicable Predecessor Fund;

(6)	the shareholders of a Predecessor Fund will recognize no gain or loss upon the exchange of shares of such Predecessor Fund for shares of the applicable Successor Fund;

(7)	the aggregate tax basis of the Successor Fund shares received by each shareholder of the applicable Predecessor Fund will equal the aggregate tax basis of such Predecessor Fund shares surrendered in exchange therefor;

(8)	the holding period of the Successor Fund shares received by each applicable Predecessor Fund shareholder will include the holding period of the applicable Predecessor Fund shares surrendered in exchange therefor, provided that the Predecessor Fund shares are held by that shareholder as capital assets on the date of the exchange;

(9)	the Successor Fund will succeed to and take into account the tax attributes of the Predecessor Fund described in Section 381(c) of the Code; and

(10)	the taxable year of a Predecessor Fund will not end on the Closing Date but will instead continue as the taxable year of the applicable Successor Fund.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions

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[    ], 2015

may not be taken by the Internal Revenue Service or a court concerning the issues discussed herein. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We also express no opinion regarding any costs relating to the Transaction. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of the form of this opinion as an exhibit to the N-14 Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION– Federal Income Tax Consequences” in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

DRINKER BIDDLE & REATH LLP